Exhibit 99.1

Camden National Corporation President and CEO

Robert W. Daigle Announces Successor

Gregory A. Dufour, president and CEO of Camden National Bank,

to Fill Daigle’s Post in January 2009

CAMDEN, Maine, April 29, 2008 – Robert W. Daigle, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the “Company”) announced today that Gregory A. Dufour will assume the titles of president and chief executive officer of Camden National Corporation on January 1, 2009. The announcement was made during the corporation’s annual meeting in Rockport.

After spending nearly 25 years with Fleet Bank, Daigle, a native of Fort Kent, Maine, and a graduate of the University of Maine, joined Camden National Bank as president and chief executive officer in January of 1996. He was named president and chief executive officer of Camden National Corporation in May of 1999.

At the time of Daigle’s appointment to president and chief executive officer of Camden National Corporation, the organization had 10 Camden National Bank branches and total assets were valued at $668 million. Under Daigle’s direction, the corporation expanded to 37 branches and assets grew to $2.3 billion.

“I have always considered providing for an orderly leadership transition a primary responsibility of mine, especially as it relates to Camden National Corporation’s four major constituencies—our Shareholders, Employees, Customers and Communities,” said Daigle. “When you are able to fulfill such an important assignment by appointing an individual currently in your organization, the effect of change is muted and the important business of the Company is less likely to be disrupted. The Board of Directors and I agreed a number of years ago that we should strive for this outcome in our succession planning model, and I’m pleased to say that in Greg’s appointment, we have accomplished this critical objective,” Daigle continued.

“When I hand over control of the Company to Greg at the end of this year, I will be closing a 13-year chapter of leadership here at Camden National that can only be described, at least in my mind, as the finest way to conclude a career in banking. The Company is on a strong financial footing; it has a geographically-enhanced footprint; and, enjoys excellent management depth to carry on its fine history of outstanding financial performance. I feel honored and privileged to have been a part of this great Company, and I have every confidence that Greg and his team will be ready and able, in 2009, to lead Camden National to even greater successes,” said Daigle.

Beginning on January 1, 2009, Daigle will fulfill a six-month duration as senior executive consultant to Rendle A. Jones, Esq., chairman of the Board of Directors for Camden National Corporation. Furthermore, Daigle will serve as senior advisor to the corporation’s executive management team.

Dufour joined Camden National Corporation in April 2001 as senior vice president of Finance, principal financial officer. In January of 2005, Dufour was appointed president and chief operating officer of Camden National Bank and was named president and chief executive officer in October 2006. Under Dufour’s leadership, Camden National Bank expanded its footprint into the western and down east Maine markets with the mergers of UnitedKingfield Bank and Union Trust Company, respectively. Prior to joining Camden National Corporation, Dufour, a native of Old Town, Maine, and graduate of the University of Maine, served as managing director of Finance for IBEX Capital Markets in Boston after holding several management positions with Fleet Financial Group.

In addition to his new responsibilities, Dufour will retain the titles of president and chief executive officer for Camden National Bank.

“I appreciate the opportunity that Bob and the Board of Directors have given me to lead this great organization and team of employees,” said Dufour. “I’ve been fortunate to have worked closely with Bob since joining Camden National in 2001 and share Bob’s deep commitment to position Camden National as a national model for sustainable community banking.”

Camden National Corporation, a 2006 Best Places to Work in Maine company headquartered in Camden, Maine, and listed on the NASDAQ® Global Select Market (“NASDAQ”) under the symbol CAC, is the holding company for a family of two financial services companies, including Camden National Bank (CNB), a full-service community bank with a network of 37 banking offices serving coastal, western, central, and eastern Maine, and recipient of the Governor’s Award for Business Excellence in 2002, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland, Bangor, and Ellsworth. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

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